Exhibit 10.1

February 9, 2009

Mr. Robert Wright

RE:	Offer of Employment from BakBone Software, Inc.

Dear Bob:

On behalf of Bakbone Software Incorporated, a Canadian corporation (“Parent”), and BakBone Software, Inc., a California corporation and a wholly-owned subsidiary of Parent (“BakBone”), we would like to extend an offer of employment (“Agreement”) to you for the position of Senior Vice President-General Counsel of Parent and of BakBone reporting to Steve Martin, Senior Vice President and CFO. Your employment commencement date will be February 1, 2009.

Compensation and Benefits

As the Senior Vice President–General Counsel your total compensation package will consist of a base salary of $9,853.33 per pay period, that is, $230,000 per annum, subject to applicable withholdings and deductions, and payable as earned in accordance with BakBone’s normal payroll policies (the 15th and last working day of the month). In addition, you will be eligible to achieve a bonus in the amount of 30% of base salary, based on Company performance and paid quarterly per the current bonus program for achievement of corporate goals and objectives and your individual performance to the extent agreed to by you and the Company. You will be eligible to participate in this bonus plan effective at the start of Fiscal Year 2010, April 1, 2009 per the plan document. The Company will consider your performance and contributions from your start of employment through the period ending March 31, 2009 for a judgmentally determined performance bonus.

In addition to the above, you will be eligible to participate in Parent’s equity incentive plan upon approval of the Parent’s Board of Directors.

Further, you will be entitled to earn up to 160 hours paid time off (“PTO”), that is, four weeks, as defined in the revised Paid Time Off policy dated April 1, 2006, during your initial period of employment. You will also be entitled to one month paid sabbatical leave after five years of employment.

You will be entitled to participate in our employee health and dental benefits programs. Your coverage will begin on February 1, 2009. Additionally, BakBone will carry a $100,000.00 life insurance policy on you under which you will name the beneficiary(ies). Details of all benefit plans including 401K, Flex Spending and Short Term Disability will be provided to you upon commencement of your employment.

Termination Provisions

The following provisions shall apply to your employment: If, at any time during your employment with BakBone, you are terminated for reasons other than cause, you will be entitled to six (6) months’ severance pay of your base salary conditional upon a signed settlement and release agreement,

“Cause” shall mean (i) failure to substantially perform your material duties as reasonably directed by BakBone or at a level and in a fashion commensurate with your position, (ii) refusal to comply with any material direction from BakBone’s President and CEO which is reasonable and consistent with your duties and which would not require you to violate any applicable legal requirements or ethical standards, (iii) any material breach by you of your other agreements with BakBone or BakBone’s then current employee policies, (iv) conduct which brings BakBone into any material public disgrace or disrepute; (v) commission of a felony or crime involving moral turpitude or the commission of any other act involving dishonesty, material disloyalty or fraud with respect to BakBone; or (vi) conviction by a court of competent jurisdiction of, or plea of guilty or nolo contendere to any felony.

“Good Reason” shall mean the termination of your employment by you following the occurrence of any of the following events or conditions (unless otherwise consented to by you, provided that you shall be deemed to have consented to any such event or condition unless you provide written notice of your non-acquiescence within thirty (30) days of the effective time of such event or condition) (i) the material reduction by BakBone of your base salary; (ii) the failure by BakBone to pay your base salary or any bonus payments, if, as and when due; (iii) the failure of BakBone to provide you any of the perquisites or benefits specified in this Agreement; (iv) any other failure of BakBone to perform under this Agreement, which failure continues uncured for a period of thirty (30) days following BakBone’s receipt of written notice of your non-acquiescence (as described above); (v) BakBone’s reduction of your position below that of Senior Vice President–General Counsel, reduction of your duties below that which are commensurate with the position of Senior Vice President–General Counsel, or assigning to you duties which are adversely inconsistent with the position of Senior Vice President – General Counsel; or (vi) any requirement by BakBone that you move your residence by more than twenty-five miles from its current location in Dallas, Texas.

BakBone is entitled to terminate this Agreement for Cause or without Cause at any time with no less than two (2) days notice. If terminated for Cause, BakBone shall only be responsible to pay to you any and all base salary and accrued PTO, less all applicable withholdings and deductions, that has been earned prior to the effective date of termination, and, if applicable, payment in lieu of such notice (“Notice Payment”) of the base salary and accrued PTO amounts entitled to for such two (2) day period.

If employment is terminated without Cause by BakBone and provided that you enter into a settlement and release agreement with BakBone within thirty (30) days following the date of your termination, which agreement shall be negotiated in good faith by both parties, BakBone shall only be responsible to pay to you (a) any and all base salary and accrued PTO, less all applicable withholdings and deductions, that has been earned prior to the effective date of termination, and (b) six (6) month’s base pay as severance pay, less all applicable withholdings and deductions. This amount shall be paid in a lump sum no later than the date that is 2  1/2 months following the end of the calendar year in which you are terminated.

You are entitled to terminate this Agreement for Good Reason or without Good Reason at any time with no less than two (2) days notice, (provided, that BakBone has thirty (30) days following your notice of non-acquiescence to cure its failure to perform under this Agreement). If employment is terminated for Good Reason by you, and provided that you enter into a settlement and release agreement with BakBone within thirty (30) days following the date your termination of employment, which agreement shall be negotiated in good faith by both parties, BakBone shall only be responsible to pay to you (a) any and all base salary and accrued PTO, less all applicable withholdings and deductions, that has been earned prior to the effective date of termination, and (b) six (6) month’s base pay as severance pay, less all applicable withholdings and deductions. If employment is terminated without Good Reason by you, BakBone shall only be responsible to pay to you any and all base salary and accrued PTO, less all applicable withholdings and deductions. Amounts in this paragraph shall be paid in a lump sum no later than the date that is 2  1/2 months following the end of the calendar year in which you terminate your employment.

Upon any termination of employment, you will also remain entitled to reimbursement of all appropriate expenses incurred during the performance of your employment duties for BakBone. The following provisions shall be in effect for any reimbursements to which you are entitled to under this Agreement, in order to assure that such reimbursements do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”):

(a) The amount of reimbursements to which you may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.

(b) Each reimbursement to which you become entitled shall be made by BakBone as soon as administratively practicable following your submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(c) Your right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

Notwithstanding any inconsistent provision of this Agreement, if you are a “specified employee” within the meaning of Code Section 409A at the time of your termination, then the portion of your severance pay, together with any other severance payments or benefits that, in each case, may be considered deferred compensation under Code Section 409A, that would otherwise be payable within the six (6) month period following your termination will be paid in a lump sum on the date six (6) months and one (1) day following the date of your termination (or the next business day if such date is not a business day) or, if earlier, the date of death, provided you have complied with the requirements for such payment. Notwithstanding anything herein to the contrary, no actions taken pursuant to this paragraph shall reduce the total amount of payments and benefits owed to you and to be paid to you under this offer of employment.

Notwithstanding any of the above in this Termination Provisions section, if your employment is terminated as described in the Change in Control Letter Agreement that accompanies this Agreement, then this Termination Provisions section is of no force or effect and does not apply and the terms and conditions stated in the Change of Control Letter Agreement shall be controlling.

Arbitration

We each agree that, to the extent permitted by law, all claims or disputes between you and BakBone, or its officers, employees or affiliates, will be resolved by final, binding arbitration, in accordance with the employment dispute resolution rules of American Arbitration Association. This Agreement includes disputes of any nature, including, without limitation, all claims for any alleged unlawful employment practice, discrimination, harassment, termination of employment, or any other disputes which may hereafter advise. The arbitration provision does not apply, however, to actions to obtain injunctive relief with respect to the accompanying Terms of Employment agreement or to unemployment compensation or worker’s compensation. You will cooperate with BakBone in selecting a neutral arbitrator. The arbitrator shall apply California law without reference to conflicts of law principles. The arbitration shall be held in San Diego, California. You and BakBone will be permitted to conduct discovery as would otherwise be permitted pursuant to the California Code of Civil Procedure. BakBone will pay the administrative costs and arbitrator’s fees associated with the arbitration, provided however, that, unless the arbitrator rules otherwise under the provision below entitled “Attorney’s Fees”, you and BakBone will each bear your own attorneys’ fees and costs associated with the arbitration. The arbitrator may not modify or change this Agreement in any way unless any provision is found to be unenforceable, in which case the arbitrator may sever it. You understand and agree that the arbitrator’s decision shall be in writing with sufficient explanation to allow for such meaningful judicial review as may be permitted by law. Any award issued as a result of such arbitration shall be final and binding and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought, provided, however, that no action to enforce an arbitration award shall be filed with the court until thirty (30) days has passed after issuance of an award and the award has remained unpaid. You and BakBone acknowledge and understand that by signing this offer letter and by initialing the arbitration provision, each has read and understood the arbitration provision; each agrees to be bound by it; and each is waiving their respective rights to have a dispute between them adjudicated by a court or by a jury.

RW (initials of Employee) SM (initials of BakBone representative)

Attorney’s Fees

In the event any legal action is instituted to construe or enforce this Agreement or any provision hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses.

At-Will Employment

At BakBone, employment is at-will. This means that BakBone or you may terminate your employment at any time, with or without cause or notice. This at-will employment relationship exists regardless of any written statements or policies contained in the employee handbook or any other Company documents, or any verbal statement to the contrary. This at-will provision cannot be modified except in a written agreement, signed by a Company officer and the employee, specifying a clear intent to alter the at-will nature of the employment relationship.

Other Provisions

By accepting this offer of employment you will be required to sign BakBone’s standard corporate personnel acknowledgements, including, but not limited to BakBone’s Terms of Employment agreement as well as Parent’s Insider Trading Compliance Policy, Code of Business Conduct and Ethics Policy and Bakbone’s Employee Resource Manual that are required of all employees and management. This offer of employment is also conditional in all respects to verification, as is acceptable to BakBone, including, but not limited to your authorization to work in the United States. BakBone is an equal opportunity employer and does not discriminate based on any category protected by California or Federal law. All salary, bonuses, and allowances referred to in this Agreement will be considered normal income and will be subject to applicable state and federal income taxes.

This Agreement, the Change in Control Letter Agreement and the Indemnification Agreement constitute our complete offer package to recognize your responsibilities, with the understanding that each such agreement is deemed as a separate and distinct agreement, and thereby exclusive of each other. Any promises or representations, either oral or written, which are not contained in this Agreement and the documents referred to herein, are not valid and are not binding on BakBone or Parent. This Agreement and the documents referred to herein supersede all prior agreements, express and oral, and negotiations regarding the subject matter stated in this Agreement and the documents referred to herein.

If these terms are agreeable to you, please sign below and return it to BakBone’s Human Resources department. When accepted, you may fax this Offer Letter to Kimberly Stout, Human Resources Manager (858) 795-7688, but we will still appreciate it if you would also submit the original signed copy to us as well. This offer expires on February 9, 2009 if not signed and returned to BakBone by the expiration date.

We are very happy to make this offer and look forward to working with you!

BakBone Software, Inc. and BakBone Software Incorporated

/s/ Steven R. Martin             this 9th day of February, 2009.

Steven R. Martin

Senior Vice President and Chief Financial Officer

BakBone Software, Inc. and BakBone Software Incorporated

Acknowledged, Agreed and Accepted by:

/s/ Robert Wright             this 9th day of February, 2009.

Robert Wright